For Immediate Release
Contact:	Jerry Daly, Carol McCune	Dennis Craven
	Daly Gray Public Relations	Chief Financial Officer
	(Media)	(Company)
	jerry@dalygray.com	dcraven@cl-trust.com

	(703) 435-6293	(561) 227-1386

Chatham Completes First of Two Transformative Acquisitions

PALM BEACH, Fla., July 14, 2011 – Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in premium-branded, select-service hotels, today announced that it has acquired the five Innkeepers hotels listed below, which comprise a total of 764 rooms, for a total purchase price of $195 million, or approximately $255,000 per room. The previously announced acquisition nearly doubles Chatham’s existing hotel investments.

		Room
Hotels	Locations	Count
Residence Inn Anaheim	Garden Grove, Calif.	200

Residence Inn San Diego	Mission Valley, Calif.	192

Residence Inn Tysons Corner	Tysons Corner, Va.	121

Doubletree Guest Suites Washington, D.C.	Washington, D.C.	105

Homewood Suites on the Riverwalk	San Antonio, Texas	146

	Total:	764

“These top-tier branded hotels give us a strong presence in some of the country’s prime hotel markets,” said Jeffrey H. Fisher, Chatham’s chief executive officer and president. “The hotels are in excellent physical condition, with four of the five hotels having been recently renovated, providing a solid foundation for future growth. Based on our previous operating experience with these properties, we know these assets well and expect great results from them.”

Chatham funded the acquisition through the assumption of five individual mortgage loans, secured by the hotels, totaling $134.2 million, as well as available cash and borrowings under its senior secured revolving credit facility. The five loans have a weighted average interest rate of 6.0 percent and mature in 2016. They will amortize based on a 30-year amortization period, other than the loan related to the hotel in Garden Grove, Calif., which will be interest-only for the first two years after closing. The five loans are pre-payable in whole at any time without prepayment premiums or defeasance.

These five hotels will continue to be managed by Island Hospitality Management, a hotel management company that is 90-percent owned by Fisher.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company currently owns 18 hotels with an aggregate of 2,414 rooms/suites in 10 states and the District of Columbia, has one additional hotel comprising 174 rooms/suites under contract and holds a minority investment in a joint venture that will acquire 64 hotels in the third quarter of 2011. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.